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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 29549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)



ERP OPERATING LIMITED PARTNERSHIP
(Name of Issuer)

OPERATING PARTNERSHIP UNITS
(Title of Class of Securities)

Not Applicable
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Sternlicht Holdings III, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
116,611

6 SHARED VOTING POWER
-0-

7 SOLE DISPOSITIVE POWER
116,611

8 SHARED DISPOSITIVE POWER
-0-

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
116,611

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.2%

12 TYPE OF REPORTING PERSON*
CO


SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Arbors Holdings, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
364,208

6 SHARED VOTING POWER
-0-

7 SOLE DISPOSITIVE POWER
364,208

8 SHARED DISPOSITIVE POWER
-0-

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
364,208

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.6%

12 TYPE OF REPORTING PERSON*
CO


SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Faith Holdings, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
-0-

6 SHARED VOTING POWER
385,569

7 SOLE DISPOSITIVE POWER
-0-

8 SHARED DISPOSITIVE POWER
385,569

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
385,569

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.7%

12 TYPE OF REPORTING PERSON*
CO


SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Sternlicht Holdings, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
-0-

6 SHARED VOTING POWER
385,569

7 SOLE DISPOSITIVE POWER
-0-

8 SHARED DISPOSITIVE POWER
385,569

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
385,569

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.7%

12 TYPE OF REPORTING PERSON*
CO


SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starwood Mortgage Investors III, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
1,531,999

6 SHARED VOTING POWER
-0-

7 SOLE DISPOSITIVE POWER
1,531,999

8 SHARED DISPOSITIVE POWER
-0-

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,531,999

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.6%

12 TYPE OF REPORTING PERSON*
CO



SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barry S. Sternlicht

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
2,398,387

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
2,398,387

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,398,387

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.1%

12 TYPE OF REPORTING PERSON*
IN


SCHEDULE 13G

CUSIP No. Not Applicable

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Robert A. Faith

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
-0-

6 SHARED VOTING POWER
2,398,387

7 SOLE DISPOSITIVE POWER
-0-

8 SHARED DISPOSITIVE POWER
2,398,387

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,398,387

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.1%

12 TYPE OF REPORTING PERSON*
IN

Item 1(a) Name of Issuer:

ERP Operating Limited Partnership

Item 1(b) Address of Issuer's Principal Executive Offices:

Two North Riverside Plaza
Chicago, Illinois  60606

Item 2(a) Name of Person Filing:

Sternlicht Holdings III, Inc.
Arbors Holdings, Inc.
Faith Holdings, Inc.
Sternlicht Holdings, Inc.
Starwood Mortgage Investors III, Inc.
Barry S. Sternlicht
Robert A. Faith

Item 2(b) Address of Principal Business Office:

Sternlicht Holdings III, Inc.
Three Pickwick Plaza
Suite 250
Greenwich, Connecticut 06830

Arbors Holdings, Inc.
Three Pickwick Plaza
Suite 250
Greenwich, Connecticut 06830

Sternlicht Holdings, Inc.
Three Pickwick Plaza
Suite 250
Greenwich, Connecticut 06830

Starwood Mortgage Investors III, Inc.
Three Pickwick Plaza
Suite 250
Greenwich, Connecticut 06830

Faith Holdings, Inc.
c/o Graystar Capital Partners, L.P.
Two Riverway
Suite 850
Houston, Texas 77056

Barry S. Sternlicht
Three Pickwick Plaza
Suite 250
Greenwich, Connecticut 06830

Robert A. Faith
c/o Graystar Capital Partners, L.P.
Two Riverway
Suite 850
Houston, Texas 77056

Item 2(c) Citizenship:

Barry S. Sternlicht: U.S.A.
Robert A. Faith: U.S.A.
Sternlicht Holdings III, Inc.: Delaware
Arbors Holdings, Inc.: Delaware
Sternlicht Holdings, Inc.: Delaware
Starwood Mortgage Investors III, Inc.: Delaware
Faith Holdings, Inc.: Delaware

Item 2(d) Title of Class of Securities:

Operating Partnership Units

Item 2(e) CUSIP Number

Not Applicable

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [  ] Broker or Dealer registered under Section 15 of the Act

(b) [  ] Bank as defined in section 3(a)(6) of the Act

(c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

(d) [  ] Investment Company registered under section 8 of the
Investment Company Act

(e) [  ] Investment Adviser registered under section 203 of the
Investment Advisers Act of 1940

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

(g) [  ] Parent Holding Company, in accordance with Section
240.13d-1(b)(ii)(G) (Note:  See Item 7)

(h) [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership:

The reporting persons listed herein collectively, as a group, control or share control of the power to vote and dispose of 2,398,387 Operating Partnership Units ("OP Units") because each controls or shares control of the power to vote and dispose of the OP Units owned by the following four limited partnerships and one corporation (collectively, the "Starwood Original Owners"):

Sofistar I, Limited Partnership
General Partner: Starwood Mortgage Investors III, Inc.

Breton/Hammocks Limited Partnership
General Partner: BSS Acquisition Partners I, L.P., the general partner of which is Sternlicht Holdings III, Inc.

SCP Nashville Partners Limited Partnership
General Partner: Arbors Holdings, Inc.

Starwood Opportunity Fund I, L.P.
General Partner: Starwood Capital Partners, L.P., the general partner of which is BB Capital Partners, L.P., the general partners of which are Sternlicht Holdings, Inc. and Faith Holdings, Inc.

Starwood Opportunity Fund IA, L.P.
General Partner: Starwood Capital Partners, L.P., the general partner of which is BB Capital Partners, L.P., the general partners of which are Sternlicht Holdings, Inc. and Faith Holdings, Inc.

Starwood Mortgage Investors III, Inc.

The general partners (and their general partners, as the case may be) of each limited partnership listed above control the power to vote and dispose of the OP Units held by each limited partnership. Each of Messrs. Sternlicht and Faith control or share control of each of the Starwood Original Owners because such individuals control or share control of the corporation and the general partners of each limited partnership. Such corporation and general partners of the Starwood Original Owners are therefore listed as reporting persons herein. Because Messrs. Sternlicht and Faith ultimately control or share control of the OP Units held by the Starwood Original Owners, the beneficial ownership described below shows both (i) the beneficial ownership of Messrs. Sternlicht and Faith, which aggregates the OP Units held by the Starwood Original Owners and (ii) the beneficial ownership of the corporation and the general partners of the Starwood Original Owners.

(a) Amount Beneficially Owned:

Barry S. Sternlicht: 2,398,387 (1)
Robert A. Faith: 2,398,387 (1)
Sternlicht Holdings III, Inc.: 116,611
Arbors Holdings, Inc.: 364,208
Sternlicht Holdings, Inc.: 385,569
Faith Holdings, Inc.: 385,569
Starwood Mortgage Investors III, Inc.: 1,531,999

(b) Percent of Class:

Barry S. Sternlicht: 4.1% (1)
Robert A. Faith: 4.1% (1)
Sternlicht Holdings III, Inc.: 0.2%
Arbors Holdings, Inc.: 0.6%
Sternlicht Holdings, Inc.: 0.7%
Faith Holdings, Inc.: 0.7%
Starwood Mortgage Investors III, Inc.: 2.6%

(c) Number of shares as to which person has:

(i) sole power to vote or to direct the vote:

Barry S. Sternlicht: 0
Robert A. Faith: 0
Sternlicht Holdings III, Inc.: 116,611
Arbors Holdings, Inc.: 364,208
Sternlicht Holdings, Inc.: 0
Faith Holdings, Inc.: 0
Starwood Mortgage Investors III, Inc.: 1,531,999

(ii) shared power to vote or to direct the vote:

Barry S. Sternlicht: 2,398,387 (1)
Robert A. Faith: 2,398,387 (1)
Sternlicht Holdings III, Inc.: 0
Arbors Holdings, Inc.: 0
Sternlicht Holdings, Inc.: 385,569
Faith Holdings, Inc.: 385,569
Starwood Mortgage Investors III, Inc.: 0

(iii) sole power to dispose or to direct the disposition of:

Barry S. Sternlicht: 0
Robert A. Faith: 0
Sternlicht Holdings III, Inc.: 116,611
Arbors Holdings, Inc.: 364,208
Sternlicht Holdings, Inc.: 0
Faith Holdings, Inc.: 0
Starwood Mortgage Investors III, Inc.: 1,531,999

(iv) shared power to dispose or to direct the disposition of:

Barry S. Sternlicht: 2,398,387 (1)
Robert A. Faith: 2,398,387 (1)
Sternlicht Holdings III, Inc.: 0
Arbors Holdings, Inc.: 0
Sternlicht Holdings, Inc.: 385,569
Faith Holdings, Inc.: 385,569
Starwood Mortgage Investors III, Inc.: 0
________________

(1) Each of Messrs. Sternlicht and Faith may be deemed to be the beneficial owner of 2,398,387 OP Units because each controls or shares control of the power to vote and dispose of the OP Units owned by the Starwood Original Owners. Messrs. Sternlicht and Faith control or share control of the Starwood Original Owners by their ownership and control of the corporation and the general partners (and their respective general partners, as the case may be) of each limited partnership included in the Starwood Original Owners. However, Messrs. Sternlicht and Faith disclaim ownership of 2,099,706 OP Units and 2,124,377 OP Units, respectively, because the economic benefits with respect to such OP Units are attributable to other partners in the Starwood Original Owners.

Item 5. Ownership of Five Percent or less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ X ].

Item 6. Ownership of More than Five Percent on Behalf of Another
Person:

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company:

Not Applicable

Item 8. Identification and Classification of Members of the Group:

Not Applicable

Item 9. Notice of Dissolution of Group:

Not Applicable

Item 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

Sternlicht Holdings, Inc., a Delaware corporation

By: /s/ Madison Grose
     ________________________
Name:  Madison Grose
Title: Vice President


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

Sternlicht Holdings III, Inc., a Delaware corporation

By:  /s/ Madison Grose
     ________________________
Name:  Madison Grose
Its:  Vice President


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

Arbors Holdings, Inc., a Delaware corporation

By:  /s/ Madison Grose
     ________________________
Name:  Madison Grose
Title: Vice President


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

Faith Holdings, Inc., a Delaware corporation

By:  /s/ Robert A. Faith
     ________________________
Name:  Robert A. Faith
Its:   President


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

Starwood Mortgage Investors III, Inc., a Delaware corporation


By:  /s/ Madison Grose
     ________________________
Name:  Madison Grose
Its: Executive Vice President


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

 /s/ Barry S. Sternlicht
________________________
Barry S. Sternlicht


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

 /s/ Robert A Faith
________________________
Robert A. Faith